PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 7 to Registration Statement No. 333-34392 June 9, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.
Principal Amount:	$100,000,000	Issue Price:	100%
Maturity Date:	June 14, 2002	Settlement Date (Original Issue Date):	June 14, 2000
Interest Accrual Date:	June 14, 2000	Initial Interest Reset Date:	June 15, 2000
Interest Payment Dates:	Each March 14, June 14, September 14, and December 14, commencing September 14, 2000	Interest Reset Dates:	Each business day up to but not including the second business day prior to maturity
Initial Interest Rate:	To be determined on the Original Issue Date	Interest Reset Period:	Daily
Base Rate:	Prime Rate	Interest Determination Dates:	Each interest reset date
Index Maturity:	One Day	Reporting Service:	Federal Reserve H.15 (519)
Spread (Plus or Minus):	Minus 2.70% per annum	Book Entry Note or Certificated Note:	Book Entry Note
Index Currency:	N/A	Senior Note or Subordinated Note:	Senior Note
Interest Payment Period:	Quarterly	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Calculation Agent:	The Chase Manhattan Bank
		Minimum Denomination:	$1,000
		CUSIP:	61745EQD6

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER